Exhibit 99.1

Carbonite Elects Marina Levinson to Board of Directors
Award-winning CIO has wealth of enterprise IT and M&A integration experience

BOSTON, MA: May 8, 2017 – Today, Carbonite, Inc. (NASDAQ: CARB) announced the election of Marina Levinson, an IT veteran with more than 25 years of corporate leadership experience, as the newest member of its Board of Directors. Ms. Levinson will hold office until 2020, succeeding Jeff Flowers, who co-founded Carbonite in 2005 and retired from the Board after 12 y ears of service.

“On behalf of Carbonite, I thank Jeff for his vision and tremendous service to Carbonite for more than a decade,” said Mohamad Ali, President and CEO of Carbonite. “We are thrilled to welcome Marina Levinson, who brings a wealth of experience in scaling successful high-tech companies, which Carbonite can apply as we expand our portfolio of data protection solutions for businesses.”

A technologist by trade, Ms. Levinson has built her career leading all aspects of IT and business process transformation within fast-growth organizations. After serving as the CIO of NetApp and Palm Inc., Ms. Levinson founded and is the CEO of CIO Advisory Group, LLC, a company focused on providing executive technology advice to C-suite executives, private equity firms, VCs and startups. As an investing partner in Benhamou Global Ventures and a Board member of Ellie Mae, she brings with her expertise from a variety of areas including cloud, SaaS, cybersecurity, mobile and data analytics.

In addition to her corporate leadership experience, Ms. Levinson has deep expertise in mergers and acquisition strategy and integration. She has also been awarded a number of industry accolades, including the CIO 100 Awards for Innovation and Agility.

“I’m honored to join the Carbonite Board of Directors,” said Marina Levinson. “Carbonite is experiencing unprecedented momentum with significant growth opportunities. I’m excited to be part of the company’s expansion and to help solidify its standing as a leading player in the data protection space.”

To learn more about Carbonite’s Board of Directors, visit: http://investor.carbonite.com/directors.cfm.

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About Carbonite:
Carbonite provides data protection solutions for businesses and the IT professionals who serve them. Our product suite, including EVault and DoubleTake, provides a full complement of backup, disaster recovery and high availability solutions for any size business in locations around the world, all supported by a state-of-the-art global infrastructure. To learn more visit www.Carbonite.com.

Media Contacts:
Sarah King, Carbonite
617-421-5601
media@carbonite.com

Kelsey Shively, Weber Shandwick (for Carbonite)
425-306-2090
wswnacarbonite@webershandwick.com

Investor Relations Contact:
Jerry Sisitsky, Carbonite
781-928-0713
investor.relations@carbonite.com